Exhibit 99.1

FOR IMMEDIATE RELEASE
July 19, 2017	Nasdaq Capital Markets - GTIM

GOOD TIMES RESTAURANTS INC. HIRES NEW CHIEF FINANCIAL OFFICER
Executive brings a deep background of financial and operating roles

DENVER, CO. – Good Times Restaurants Inc. (GTIM), owner of Good Times Burgers & Frozen Custard, a regional quick-service restaurant chain focused on fresh, high quality, all natural products and of Bad Daddy’s Burger Bar, a full service, upscale concept today announced the resignation of Jim Zielke as Chief Financial Officer and the hiring of Ryan Zink as its new Chief Financial Officer.  Mr. Zielke’s resignation as Chief Financial Officer will take effect on July 31, 2017; however, Mr. Zielke will continue as an employee of the Company through August 31, 2017 to facilitate his successor’s transition into the role.

Mr. Zielke submitted his formal resignation as a result of an ownership opportunity in a privately held restaurant company. The Company has had prior discussions with Mr. Zink, who worked extensively with Mr. Zielke while at F&H Acquisition Corp, and they will have approximately one month of working together for a transition prior to Mr. Zielke’s departure.

Prior to his appointment as Chief Financial Officer, Mr. Zink, 38, was the Corporate Finance Director and Reporting Leader, and previously Operations Controller for INVISTA, a wholly-owned subsidiary of Koch Industries, Inc., positions he has held since March 2014.  From January 2000 to March 2014, he served in various capacities with F&H Acquisition Corp., parent of the Fox and Hound, and Champps restaurant brands, including Senior Vice President of Finance, and Chief Operating Officer for its Champps concept. Prior to his service with F&H, Mr. Zink worked for KPMG, LLP.

“We appreciate all of the hard work and contributions that Jim has made on behalf of the Company over the last two plus years and we wish him well in his new venture. Ryan came highly recommended, not only by Jim but by others that have worked with him inside and outside the restaurant industry for his intellect, work ethic, financial sophistication and experience.  He brings the same great combination of internal financial skills and ability to communicate with the financial community as Jim, but also more experience in other roles managing a restaurant company in the public markets,” said Boyd Hoback, President & CEO.  “He has extensive experience in the IT, marketing and operating arenas with considerable depth in financial planning, analysis and forecasting.   We expect that Ryan will be able to continue to improve on our strong foundation of systems to support our significant expansion plans and help to improve our operating margins by working closely with our operations teams for both brands.”

About Good Times Restaurants Inc.: Good Times Restaurants Inc. (GTIM) operates Good Times Burgers & Frozen Custard, a regional chain of quick service restaurants located primarily in Colorado, in its wholly owned subsidiary, Good Times Drive Thru Inc.  Good Times provides a menu of high quality all natural hamburgers, 100% all natural chicken tenderloins, fresh frozen custard, natural cut fries, fresh lemonades and other unique offerings.  Good Times currently operates and franchises a total of 38 restaurants.

GTIM owns, operates and licenses twenty-three Bad Daddy’s Burger Bar restaurants.  Bad Daddy’s Burger Bar is a full service, upscale, “small box” restaurant concept featuring a chef driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high-energy atmosphere that appeals to a broad consumer base.

Good Times Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws.  The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements.  These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the “Risk Factors” section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 27, 2016 filed with the SEC.  Although Good Times may from time to time voluntarily update its forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

INVESTOR RELATIONS CONTACTS:
Boyd E. Hoback, President and CEO (303) 384-1400
Christi Pennington (303) 384-1440
Jim Zielke (303) 384-1437